Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

FIRST MERCHANTS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	1,400,000(3)	$32.57	$45,598,000	$0.0001476	$6,730.26

Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	1,200,000(4)	$32.57	$39,084,000	$0.0001476	$5,768.80

Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	600,000(5)	$32.57	$19,542,000	$0.0001476	$2,884.40

Total Offering Amounts					$104,224,000		$15,383.46

Total Fee Offsets							—

Net Fee Due							$15,383.46

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the First Merchants Corporation 2024 Long-Term Equity Incentive Plan (the “2024 LTEIP”), the First Merchants Corporation 2024 Employee Stock Purchase Plan (the “2024 ESPP”), and the First Merchants Corporation Equity Compensation Plan for Non-Employee Directors (the “2024 Director Plan”) by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Unit for shares available for future grant under the 2024 LTEIP, the 2024 ESPP, and the 2024 Director Plan is the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 31, 2024, which was $32.57.

(3)	Represents 1,400,000 shares of Common Stock reserved for future issuance under the 2024 LTEIP.
(4)	Represents 1,200,000 shares of Common Stock reserved for future issuance under the 2024 ESPP.
(5)	Represents 600,000 shares of Common Stock reserved for future issuance under the 2024 Director Plan.